Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Trico Marine Services, Inc. and Subsidiaries on Form S-8 (SEC File No. 333-07149) of our report dated February 12, 1997, on our audits of the consolidated financial statements and financial statement schedule of Trico Marine Services, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.

/s/ Coopers & Lybrand L.L.P.

New Orleans, Louisiana
March 17, 1997